Exhibit 99.2

[LOGO]	Peter LaMontagne
ManTech International Corporation	Corporate Vice President
12015 Lee Jackson Highway	703-218-8200
Fairfax, VA 22033-3300	703-218-8296 (fax)
www.mantech.com	Corporatecommunications@mantech.com

FOR IMMEDIATE RELEASE

ManTech Completes CTX Corporation Acquisition

Fairfax, Virginia – December 11, 2002 – ManTech International Corporation (Nasdaq: MANT), an information systems and technical services company serving the federal government market, announced today the closing of the transaction to acquire CTX Corporation, of Vienna, Virginia, a leading provider of information technology and software strategies and solutions to the national intelligence community.

The acquisition of CTX was consummated pursuant to the terms of a merger agreement entered into by ManTech and CTX Corporation on December 5, 2002. Under the terms of the agreement, ManTech paid to CTX Corporation shareholders aggregate consideration consisting of approximately $34.0 million in cash plus the repayment at closing of existing CTX debt (net of cash acquired) of approximately $1.3 million. The purchase price is also subject to post-closing adjustments. As previously reported, 2002 estimated revenue for CTX Corporation is approximately $35.0 million, compared with $24.0 million in 2001.

The price of the transaction (including repayment of debt) equates to approximately 12.2 times CTX Corporation’s 2002 estimated proforma EBITDA. The proforma EBITDA takes into account the elimination of non-recurring and private company expenses. The acquisition will provide cash tax savings to ManTech due to the deductibility of goodwill of approximately $12.0 million over 15 years. The goodwill is deductible because the shareholders of CTX Corporation have made a Section 338 h(10) election under the IRS code. The effective purchase price (after taking into account the net present value of this tax savings) is therefore approximately 10.0 times CTX Corporation’s 2002 estimated proforma EBITDA. ManTech expects this acquisition to be accretive to earnings by approximately $0.05 per share in 2003 based on current guidance of 27.0 million shares outstanding for the year.

ManTech Chairman of the Board, CEO and President, George J. Pedersen welcomed the CTX Corporation employees to ManTech stating, “The acquisition of CTX Corporation highlights ManTech’s commitment to expanding its technical expertise in support of priority national security programs in the intelligence community. CTX adds to ManTech new customers, new technical capabilities, and most importantly, a team of talented technical and executive employees.” Pedersen concluded, “We look forward to the opportunities that will develop from the cooperative efforts of ManTech and CTX.”

ManTech Completes CTX Corporation Acquisition
December 11, 2002

Founded in 1993, CTX Corporation specializes in mission critical information technology and software engineering support of national security programs. CTX Corporation’s solutions help intelligence community customers to: modernize information systems; collaborate across and within government enterprises; and develop and implement data mining techniques to better utilize information from large-scale data repositories. Approximately 89.0% of CTX Corporation’s 188 employees hold government security clearances, most with additional special accesses to compartmented programs. Approximately 93.5% of CTX Corporation’s estimated $35 million in revenue for 2002 is derived from intelligence community customers.

ManTech funded the acquisition using proceeds from its initial public offering, completed in February 2002, and borrowings from its credit facility. Quarterdeck Investment Partners, LLC acted as financial advisor to ManTech International Corporation on the transaction, and Allfirst Investment Banking represented CTX Corporation.

As part of ManTech International Corporation, CTX Corporation will operate under ManTech’s National Security Solutions Group (NSSG), the company’s lead business unit supporting intelligence community customers. NSSG is ManTech’s largest division, led by Executive Vice President, Evan Hineman, former CIA Deputy Director for Science and Technology.

Commenting on the deal, Mr. Hineman stated, “CTX Corporation will be an important part of our platform addressing the intelligence community marketplace. CTX’s team of talented technical employees and managers will add to ManTech’s current capabilities and we are pleased to welcome CTX to ManTech and NSSG.”

CTX Corporation President and CEO, Ms. Tracy Graves Stevens commented, “Our new relationship with ManTech extends CTX Corporation’s reach as a trusted partner in the U.S. National Security market. The combined abilities of our two companies create a strong team capable of addressing the unique requirements of the intelligence community as well as homeland defense initiatives.”

About ManTech International Corporation:

Headquartered in Fairfax, Virginia, ManTech International Corporation delivers a broad array of information technology and technical services solutions to U.S. federal government customers, focusing primarily on critical national defense programs for the intelligence community and Department of Defense. ManTech designs, develops, procures, implements, operates, tests and maintains mission-critical, enterprise information technology and communication systems and infrastructures for federal government customers in the United States and 34 countries worldwide. Additional information on ManTech can be found at www.mantech.com.

About CTX Corporation:

Headquartered in Vienna, VA, CTX Corporation is an innovative knowledge engineering company dedicated to providing sophisticated IT and network security solutions to government clients, primarily to agencies within the National Security Community. By leveraging its customer domain knowledge and expertise in information technologies, the

ManTech Completes CTX Corporation Acquisition
December 11, 2002

Company has developed a strong reputation in the areas of secure network architecture/engineering, information assurance, information management/analysis and collaboration, and the development of custom software and tools.

Founded in 1993, CTX has experienced consistent growth, firmly establishing itself as a reliable solutions partner within the National Security marketplace. This dynamic growth has led to the company’s inclusion in the Inc. 500 and its receipt of many industry awards and acknowledgments.

Statements made in this press release which do not address historical facts could be interpreted to be forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to the following: failure to close the acquisition or successfully integrate CTX Corporation into the company’s operations, failure to realize any accretive effects from the acquisition; changes to the tax laws relating to the treatment and deductibility of goodwill or any change in tax rates; failure of government customers to exercise options under contracts; funding decisions of U.S. Government projects; government contract procurement (such as bid protest) and termination risks; competitive factors such as pricing pressures and/or competition to hire and retain employees; our ability to complete and successfully integrate acquisitions which appropriately achieve our strategic plans; material changes in laws or regulations applicable to the company’s businesses and other risk factors discussed in the company’s filings under the Securities Act of 1933. The statements in this press release are made as of December 11, 2002, and the Company undertakes no obligation to update any of the forward looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

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MIC-02-25